Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Ryder System, Inc.:
     We consent to the use of our reports dated February 22, 2005, with respect to the consolidated balance sheets of Ryder System, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholder’s equity and cash flow for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Ryder System, Inc., and refers to a change in method of accounting for variable interest entities and method of accounting for asset retirement obligations in 2003 and method of accounting for goodwill and other intangible assets in 2002, incorporated by reference into this Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Miami, Florida
September 28, 2005